Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
10/22/2019	Investors: Mike Cieplak, investor.relations@us.mcd.com
Media: Lauren Altmin, lauren.altmin@us.mcd.com
McDONALD'S REPORTS THIRD QUARTER 2019 RESULTS
CHICAGO, IL - McDonald's Corporation today announced results for the third quarter ended September 30, 2019.
“Our third quarter performance was strong, and broad-based momentum continued with our 17th consecutive quarter of global comparable sales growth," said McDonald's President and Chief Executive Officer Steve Easterbrook. "Globally, our customers are rewarding our commitment of running better restaurants and executing our Velocity Growth Plan by visiting more often."
Third quarter highlights:

•
Strong, global comparable sales of 5.9% demonstrated broad-based strength with the International Operated segment increase of 5.6%, the U.S. increase of 4.8%, and the International Developmental Licensed segment increase of 8.1%.

•	Consolidated revenues increased $61.2 million or 1% (3% in constant currencies) to $5.4 billion.

•	Systemwide sales increased $1.3 billion or 5% (7% in constant currencies) to $26.0 billion.*

•	GAAP diluted earnings per share of $2.11 was relatively flat with the prior year (increased 2% in constant currencies).**

•
The Company returned $2.4 billion to shareholders through share repurchases and dividends. This brings the cumulative return to shareholders to $22.5 billion against our targeted return of about $25 billion for the three-year period ending 2019. In addition, the Company announced an 8% increase in its quarterly dividend to $1.25 per share beginning in the third quarter 2019.

Steve Easterbrook concluded, "As we work to build an even better McDonald’s experience for customers by providing convenience on their terms, we continue to embrace the culture of innovation that helped launch our company over 60 years ago. That culture is rooted in a mission to provide delicious food, served with hospitality, to over 65 million customers who honour us with their business every day.”

*	Refer to page 3 for a definition of Systemwide sales.

**	Refer to page 2 for additional details.

KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended September 30,				Nine Months Ended September 30,
Quarters Ended September 30,	2019	2018	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2019	2018	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$5,430.6	$5,369.4	1%	3%	$15,727.5	$15,862.2	(1)%	3%
Operating income	2,409.3	2,417.7	0	2	6,777.2	6,823.1	(1)	3
Net income	1,607.9	1,637.3	(2)	0	4,453.2	4,509.0	(1)	2
Earnings per share-diluted*	$2.11	$2.10	0%	2%	$5.80	$5.72	1%	5%

*	See table below for additional details.

Results for the quarter and nine months in constant currencies reflected stronger operating performance primarily due to an increase in sales-driven franchised margin dollars, partly offset by lower gains on sales of restaurant businesses, mostly in the U.S.
Results for the nine months 2019 included $80 million of pre-tax strategic charges, or $0.07 per share, primarily related to impairment associated with the purchase of our joint venture partner's interest in the India Delhi market, partly offset by gains on the sales of property at the former Corporate headquarters. Results for 2018 reflected income tax costs associated with adjustments to the provisional amounts recorded in December 2017 under the Tax Act of $47 million, or $0.06 per share, for the quarter and $99 million, or $0.12 per share, for the nine months. Results for the nine months 2018 also included $94 million of pre-tax strategic restructuring charges, or $0.09 per share.
Excluding the above items, net income for the quarter decreased 4% (3% in constant currencies) and diluted earnings per share decreased 2% (1% in constant currencies), and for the nine months net income decreased 4% (flat in constant currencies) and diluted earnings per share decreased 1% (increased 2% in constant currencies).
Foreign currency translation had a negative impact of $0.03 and $0.19 on diluted earnings per share for the quarter and nine months, respectively.

EARNINGS PER SHARE-DILUTED RECONCILIATION

	Quarters Ended September 30,				Nine Months Ended September 30,
Quarters Ended September 30,	2019	2018	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2019	2018	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
GAAP earnings per share-diluted	$2.11	$2.10	0%	2%	$5.80	$5.72	1%	5%
Income tax costs	—	0.06			—	0.12
Strategic charges	—	—			0.07	0.09
Non-GAAP earnings per share-diluted	$2.11	$2.16	(2)%	(1)%	$5.87	$5.93	(1)%	2%

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation and sales from hyper-inflationary markets (currently, only Venezuela). Management generally identifies hyper-inflationary markets as those markets whose cumulative inflation rate over a three-year period exceeds 100%. Management believes that these exclusions more accurately reflect the underlying business trends. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends.
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance, because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base. The Company's revenues consist solely of sales by Company-operated restaurants and fees from franchised restaurants operated by conventional franchisees, developmental licensees and foreign affiliates.
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation, impairment and other strategic charges and gains, as well as income tax provision adjustments related to the Tax Act, and bases incentive compensation plans on these results, because the Company believes this better represents underlying business trends.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter and nine months ended September 30, 2019.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 10:00 a.m. (Central Time) on October 22, 2019. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time thereafter.
UPCOMING COMMUNICATIONS
For important news and information regarding McDonald's, including the timing of future investor conferences and earnings calls, visit the Investor Relations section of the Company's Internet home page at www.investor.mcdonalds.com. McDonald's uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 38,000 locations in over 100 countries. Approximately 93% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, including the risk factors discussed in Exhibit 99.2 in the Company’s Form 8-K filing on October 22, 2019. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Quarters Ended September 30,	2019	2018	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$2,416.6	$2,511.0	$(94.4)	(4)%
Revenues from franchised restaurants	3,014.0	2,858.4	155.6	5

TOTAL REVENUES	5,430.6	5,369.4	61.2	1

Operating costs and expenses
Company-operated restaurant expenses	1,967.7	2,047.9	(80.2)	(4)
Franchised restaurants-occupancy expenses	559.5	499.4	60.1	12
Selling, general & administrative expenses	543.6	515.2	28.4	6
Other operating (income) expense, net	(49.5)	(110.8)	61.3	55
Total operating costs and expenses	3,021.3	2,951.7	69.6	2

OPERATING INCOME	2,409.3	2,417.7	(8.4)	0

Interest expense	280.6	250.1	30.5	12
Nonoperating (income) expense, net	(23.5)	8.9	(32.4)	n/m

Income before provision for income taxes	2,152.2	2,158.7	(6.5)	0
Provision for income taxes	544.3	521.4	22.9	4

NET INCOME	$1,607.9	$1,637.3	$(29.4)	(2)%

EARNINGS PER SHARE-DILUTED	$2.11	$2.10	$0.01	0%

Weighted average shares outstanding-diluted	763.9	779.6	(15.7)	(2)%
n/m Not meaningful

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Nine Months Ended September 30,	2019	2018	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$7,057.5	$7,641.5	$(584.0)	(8)%
Revenues from franchised restaurants	8,670.0	8,220.7	449.3	5

TOTAL REVENUES	15,727.5	15,862.2	(134.7)	(1)

Operating costs and expenses
Company-operated restaurant expenses	5,821.0	6,309.3	(488.3)	(8)
Franchised restaurants-occupancy expenses	1,637.3	1,463.6	173.7	12
Selling, general & administrative expenses	1,575.8	1,590.4	(14.6)	(1)
Other operating (income) expense, net	(83.8)	(324.2)	240.4	74
Total operating costs and expenses	8,950.3	9,039.1	(88.8)	(1)

OPERATING INCOME	6,777.2	6,823.1	(45.9)	(1)

Interest expense	838.9	727.1	111.8	15
Nonoperating (income) expense, net	(53.0)	31.3	(84.3)	n/m

Income before provision for income taxes	5,991.3	6,064.7	(73.4)	(1)
Provision for income taxes	1,538.1	1,555.7	(17.6)	(1)

NET INCOME	$4,453.2	$4,509.0	$(55.8)	(1)%

EARNINGS PER SHARE-DILUTED	$5.80	$5.72	$0.08	1%

Weighted average shares outstanding-diluted	768.1	788.5	(20.4)	(3)%
n/m Not meaningful